Exhibit 10.14

CASINO MANAGEMENT AGREEMENT

CASINO MANAGEMENT AGREEMENT (the “Agreement”) made and entered into as of October 28, 1993 by and among RAINBOW CASINO PARTNERSHIP-VICKSBURG, L.P., a Mississippi limited partnership (the “Partnership”), MISSISSIPPI VENTURES, INC., a Nevada corporation (the “Manager”), and THE RAINBOW CASINO CORPORATION, a Mississippi corporation (“Rainbow”).

RECITALS :

Rainbow, United Gaming, Inc., a Nevada corporation and the indirect parent corporation of the Manager (“United”), John A. Barrett, Jr. and Leigh Seippel are parties to a Basic Agreement dated as of the date hereof (as amended at any time, the “Basic Agreement”).  Capitalized terms not defined herein have the meanings ascribed to them in the Basic Agreement.

The Partnership is a Mississippi limited partnership, the sole partners of which on the date hereof are Rainbow, as general partner, and John A. Barrett, Jr. and Leigh Seippel, as limited partners, and from and after the Completion Date, subject to the provisions of the Basic Agreement, the sole partners of which shall be Rainbow, as sole general partner (in such capacity, the “General Partner”), and United Gaining Rainbow, a Nevada corporation and affiliate of the Manager, as sole limited partner (the “Limited Partner”), pursuant to (from and after the Completion Date) an Amended and Restated Agreement of Limited Partnership to be dated as of the Completion Date and to be substantially in the form of Exhibit C-1 to the Basic Agreement (as amended at any time, the “Partnership Agreement”). The Partnership shall acquire the Project site and certain other related assets and rights from the General Partner pursuant to the Basic Agreement.

The Partnership, Rainbow and the Manager have agreed that the Manager shall, as provided in this Agreement, serve through the personal services of the President of United and the Manager (who is on the date hereof Mr. Shannon L. Bybee) as Chief Operating Officer of the Casino and that under the supervision of such Chief Operating Officer the Manager shall serve as the independent contractor manager of operations of the Casino in accordance with the terms and conditions of this Agreement. As provided herein, the Manager and the General Partner shall consult with each other on a collegial basis from time to time as to all matters materially affecting the business, financial or legal condition of the Casino to the effect that each shall be kept reasonably well informed thereof at all times.

AGREEMENT:

The parties hereto agree as follows:

1.                                    Engagement of the Manager.

1.1                              The Manager’s Hiring.  Rainbow hereby engages the Manager on an exclusive basis to furnish consulting services and development assistance to Rainbow prior to the Completion Date. From and after the Completion Date, the President of United shall serve as the Chief Operating Officer of the Casino (the “COO”) and, under the direct supervision of the COO, as provided herein, the Manager shall serve as the manager of all operations of the Casino, in the name and for the account of the Partnership. Notwithstanding any other term of this Agreement, the COO and the Manager are employed and authorized hereunder only in respect of the Casino operations and not any other operations of the Partnership or Rainbow in Vicksburg, Mississippi or elsewhere.

1.2                              The Casino.  The Casino shall include certain land and other assets owned by the Partnership in Vicksburg, Mississippi, all as set forth in the Basic Agreement, and all improvements, furniture, fixtures and equipment (the last three items above, collectively, “F/F/E”), appurtenances, facilities, parking, amenities, and related rights, privileges and properties existing, to be constructed thereon or subsequently added during the Term (as defined in Section 2) in connection with a gaming casino and related activities thereon as described in the Basic Agreement.

1.3                              Rainbow’s Construction and Pre-Opening Obligations.  Rainbow shall, at its sole cost and expense, in compliance with the Construction Contracts, Construction Costs, Pre-Opening Costs, Plans and applicable laws and regulations, construct and open the Casino in accordance with the Basic Agreement.

2.                                    Term.  The term of this Agreement shall commence on the date hereof and shall continue perpetually thereafter, subject to Section 2(d) of the Basic Agreement, unless otherwise terminated in accordance with the terms and conditions of the Basic Agreement or the terms hereof (the “Term”); provided, that the Manager shall be permitted to terminate this Agreement at any time upon 90 days’ prior written notice to the Partnership.

3.                                    Pre-Opening and Opening Activities.

3.1                              Pre-Opening Services.  Prior to the Completion Date, the Manager, through the direct personal services of the COO, as assisted by such qualified employees of the Manager and such non-employee consultants as the COO may select and directly supervise, shall provide the following assistance to Rainbow from time to time at the reasonable request of Rainbow, all at the request and expense of Rainbow as to all reasonable out of pocket costs incurred:

(a)                              advise Rainbow with respect to the planning, construction, organization and opening of the Casino;

(b)                             recruit, select and hire employees and implement training programs, if required;

(c)                              advise as to selection and purchase or lease of the initial gaming equipment, inventories and supplies with funds provided by the Partnership;

(d)                             develop and supervise the installation of management accounting, security and regulatory compliance systems and controls for the Casino; and

(e)                              establish a pre-opening and post-opening sales and marketing program for the Casino and organize opening ceremonies.

Any such services performed after the Completion Date shall be at the reasonable request of the General Partner from time to time and at the expense of the Partnership.

Rainbow acknowledges that the COO is President and Chief Operating Officer of United, which is a diversified gaming company engaged in other businesses in addition to the operation of the Casino, and that the COO shall have other commitments and accordingly shall not devote full time or any specified minimum amount of time relating to the duties of the Manager under this Agreement.

3.2                              Pre-Opening Budget.  The Manager will assist Rainbow in preparing a comprehensive budget for activities relating to construction of the Casino from the date hereof to the Completion Date (the “Pre-Opening Budget”), setting forth a reasonable estimate of the costs for all items which the Manager considers necessary or desirable to prepare the Casino for opening and initial operations, including without limitation, pre-opening working capital, gaming equipment, F/F/E, supplies, hiring, training and housing (whether on or off-site) of personnel, advertising and promotion, office overhead and office space (whether on or off-site) and travel and business entertainment. Any and all expenses within the Pre-Opening Budget for such types of expenditures accruing or relating to periods or activities prior to the Completion Date shall be paid promptly or reimbursed, as the case may be, by Rainbow, and all expenses accruing or relating to all periods commencing on the Completion Date shall be paid promptly or reimbursed by the Partnership.  The Manager and Rainbow shall use their best efforts to develop a final Pre-Opening Budget within 60 days after the date hereof.

4.                                    Manager’s Management of Casino.

4.1                              General Responsibilities and Authorization.  From and after the Completion Date, the COO shall have overall senior executive authority for the day-to-day management and operation of the business of the Casino by delegation from the Partnership hereunder. The COO, as assisted by such qualified employees of the Manager as the COO may select, subject to his direct and continued supervision (subject to the final sentence of Section 3.1), shall exercise such authority in the specific areas of responsibility set forth below and such other areas as are reasonably within the general scope of delegated authority of this Agreement:

(1)                              preparing and distributing agenda for periodic meetings with the Partnership, and maintaining the minutes of such meetings;

(2)                              signing checks drawn on the Partnership’s bank accounts to satisfy obligations of the Partnership (subject to all conditions of budgetary limits and the General Partner’s co-signature or sole signature as required in this Agreement);

(3)                              keeping the financial and other books and records of the Casino;

(4)                              consulting with the Partnership on matters of fundamental policy in advance of any material action and keeping the Partnership informed with respect to all matters of material interest to it, including reporting to the General Partner not less frequently than monthly by means of the Monthly and Annual Statement provided for in Section 8 and a monthly personal or telephonic conference following the submission of such reports attended by the COO and the Chairman or President of the General Partner regarding the Partnership and any proposed strategic initiatives or changes in operations of the Casino; and

(5)                              transacting such other operations-related business on behalf of the Partnership as the COO shall deem necessary or appropriate or as may be reasonably directed by the Partnership from time to time (subject in all cases to conditions of budgetary limits and the General Partner’s required co-signature or sole signature as required in this Agreement).

The Partnership hereby agrees that the Manager, as it shall act at all times through the COO or his directly supervised assistants, shall have day-to-day control and senior operating executive authority and responsibility for the Casino during the Term.  Matters which thereby shall come under the Manager’s authority (on the direct premises of the Casino only, expressly excluding all entertainment park, hotel, off-site restaurant or other activities of the Partnership or Rainbow) shall include without limitation: prices of items sold in the Casino; the issuance of credit; the granting of complimentaries; the terms of admittance to the Casino for purposes of entertainment; the labor policies of the Casino; the type and character of publicity and promotion; the direction of all phases of sales, marketing, advertising and promotion relating to the Casino; the engagement of agents or consultants; and determination of Casino policies regarding (i) labor and personnel matters (including the recruiting, selection, hiring, compensation, training and discharge of all Casino employees, entering into employment contracts on behalf of the Partnership, and negotiating collective bargaining agreements with any applicable labor union or organization); (ii) credit card acceptance, including entering into agreements with credit card issuers, service organizations and financial institutions for recognition and processing; (iii) on-site Casino entertainment services and prices; (iv) on-site Casino food and beverage services and prices, concessions and space or function leasing; and (v) all other items customary for dockside casinos.

Notwithstanding the foregoing or any other term of this Agreement, in no event shall the Manager be authorized or entitled to incur any indebtedness of the Partnership for borrowed money or create any guaranty or Lien (other than customary Liens incurred in the ordinary course of business) by or through any person against the Partnership or Rainbow, nor shall the Manager be authorized or entitled to enter into any contract on behalf of the Casino or the Partnership or Rainbow (including without limitation, any employment contact), except as and to the extent expressly permitted by Section 6.4.

4.2                              The Manager’s Services.  After the Completion Date, the Manager undertakes to do and perform, and the Partnership authorizes the Manager to act on its behalf and to perform in such capacity, to the extent and at the times the Manager deems appropriate, solely with funds provided by the Partnership or from operations of the Casino, the following specific actions and functions:

(a)                              The COO has been appointed to the office of Chief Operating Officer of the Casino. In the event of such person’s death, prolonged incapacitation or discharge or retirement from the employ of the Manager, the Manager shall have the right to nominate a successor COO as set forth in the Basic Agreement. The initial and any successor COO shall be the principal officer in charge of all Casino operations, staffing, casino equipment choice and layout, operating systems (cash processing, security and other or similar functions), regulatory compliance, marketing matters and other areas customarily under the direct executive authority of the chief operating officer of a casino business, all upon the terms and conditions of this Agreement and the Basic Agreement.

(b)                             Unless otherwise agreed in writing by Rainbow as General Partner, all personnel of the Casino except the COO shall be personnel of the Partnership. The Manager, including the COO, shall act as independent contracting agent for the Partnership. As agent for the Partnership, however, the Manager, subject to the Basic Agreement and this Agreement, shall have discretion to hire, supervise, direct the work of, discharge and determine (but in each case within the limits of the Annual Budget for employees of the type involved) the compensation and other benefits of all personnel working in the Casino; provided: that senior staff hiring and any staff discharges shall be subject to the General Partner’s prior approval unless the determination to discharge any person other than the resident general manager or senior resident financial officer of the Casino shall be made personally by or through the COO, in which case the COO shall have authority to take such action on behalf of the Partnership without prior approval of the General Partner. Except as otherwise provided in this Section 4.2 (b), the Manager shall determine the fitness and qualification of such personnel without prior approval of the General Partner. The Manager shall not be liable to such personnel or to the Partnership for any and all claims for wages, compensation or other benefits (including without limitation, severance, pension, superannuation, retirement and termination pay) asserted by or on behalf of such personnel.

(c)                              The Manager shall cause to be employed, on behalf of the Partnership, and at Rainbow’s sole expense prior to the Completion Date, and at the Partnership’s sole expense after the Completion Date, a general manager, senior resident controller and other key personnel, and a support staff of a size and nature appropriate to the Casino, all as reasonably deemed by the Manager necessary to be employed by the Manager for the successful operation of the Casino. The Partnership (after the Completion Date) shall pay the salaries, other compensation and benefits of all such personnel (it being understood that Rainbow shall be solely responsible for the foregoing prior to the Completion Date). Notwithstanding the foregoing, all salary, benefits and other staff overhead shall be incurred by the Manager only within the maximum limit as to each type of employee set forth in the Annual Budget except as otherwise specifically agreed upon in advance in writing by the General Partner.

(d)                             The Manager shall employ and pay, and Rainbow, if such costs are incurred prior to the Completion Date, or the Partnership, if such costs are incurred after the Completion Date, shall reimburse the Manager for, such reasonable pro rata wages of the Manager’s own employees who are engaged in the performance of duties hereunder to the extent (but only to the extent) not duplicative of the resident staff duties and services of employees of the Partnership in the reasonable opinion of the General Partner (with regard to which the Manager shall consult in advance in respect of any such use of employees of the Manager). The Partnership shall pay monthly to the Manager all reasonable travel, lodging and meal costs and expenses incurred by the COO and, to the extent their services are permissible charges pursuant to the immediately preceding sentence, a reasonable number of others of the Manager’s employees in the performance of duties hereunder, all to the extent within the Pre-Opening Budget, or any Annual Budget, in the case of costs incurred after the Completion Date, or if in excess thereof as approved in advance by the General Partner.

(e)                              The Manager shall establish and supervise an accounting function with appropriate Casino accounting systems (consistent with Section 8) and personnel (located at the Casino or elsewhere), that will prepare and timely file all necessary reports and returns for federal, state and local withholding taxes, FICA and FUTA taxes, unemployment insurance, disability insurance, State regulatory periodic and special reports, and all other statements and reports pertaining to the Casino and its employees, and provide all bookkeeping, accounting and clerical services for the Casino.

(f)                                The Manager shall receive, consider and resolve the complaints of customers or users of any of the services or facilities of the Casino.

(g)                             The Manager shall (subject to the prior written approval of the Partnership in the case of all material contracts as provided in Section 6) pay and perform, in the name of and at the expense of Rainbow prior to the Completion Date and the Partnership after the Completion Date, all contracts, leases, concessions, licenses, permits and other undertakings for the operation of the Casino.

(h)                             Subject to Sections 6 and 12, the Manager shall arrange for the Partnership to contract, at the Partnership’s expense and in the name of the Partnership, for all alterations, repairs, replacements, restorations, F/F/E or installations to the Casino which the Manager considers to be necessary or desirable in accordance with and to the extent provided for in any Annual Budget or as may be otherwise approved by the General Partner in advance.

(i)                                 The Manager shall receive and collect all cash and accounts generated from the operation of the Casino and its facilities, convert all accounts to cash, and deposit such amounts, along with all funds furnished by the Partnership as working capital and all other monies received by the Manager for or on behalf of the Partnership, in the Working Capital Account for retention or disposition pursuant to Section 7.

(j)                                 The Manager shall pay and disburse on behalf and for the account of the Partnership, all disbursements of every type not otherwise expressly authorized or limited under this Agreement that the Manager considers to be necessary or desirable for the operation of the Casino to the extent provided for within the then current Annual Budget or as may be otherwise approved by the General Partner in advance.

(k)                              The Manager shall establish, supervise and implement policies relating to (i) the number and type of gaming tables (which initially shall be approximately 30) and gaming machines (which initially shall be at least 450), (ii) the location and arrangement of such tables and machines in the Casino and (iii) gaming policies, rules and procedures.

4.3                              Annual Budget.  Rainbow shall provide to the Manager at least 60 days’ advance written notice of the expected Completion Date. By no later than 45 days prior to the Completion Date and thereafter no less than 45 days prior to the expiration of each fiscal year, the Manager shall prepare and deliver to the Partnership a draft detailed annual budget (the “Annual Budget”) for the Casino during the first fiscal year of actual operations and thereafter for each next succeeding fiscal year.  Each Annual Budget shall include, without limitation, the Manager’s forecast of revenues, expenses and Cash Flow for the Casino for such fiscal year, presented on a monthly basis, and shall address any proposed expenditures for capital improvements, replacements, renovations and major repairs to be paid from a reserve fund. The Partnership’s approval of the Annual Budget shall not be unreasonably withheld and shall be deemed given unless a specific written objection thereto is delivered by the Partnership to the Manager within 30 days after the receipt thereof. If the Partnership does not approve a proposed Annual Budget then the approved Annual Budget of the current fiscal year plus 5% in respect of each line item shall remain in effect. The Manager may revise the budget from time to time to reasonably reflect any unpredicted significant changes, variables or events or include significant additional unanticipated items of income or expense. Any such revision shall be submitted to the Partnership for approval, which approval shall not be unreasonably withheld, and which approval shall be deemed given unless a specific written objection thereto is delivered to the Manager by the Partnership within 15 days after receipt thereof, and if not approved the Annual Budget shall remain in effect unchanged.

4.4                              Employee Meals.  The Manager, in its reasonable discretion, may provide from time to time free or discounted meals to Casino employees.

4.5                              Contract Information to the Manager.  The Partnership shall furnish to the Manager, at least 45 days prior to the Completion Date, true, complete and correct copies of all material contracts and financial obligations of the Partnership with respect to the Casino that the Manager shall be directed to pay from the Casino’s working capital account, and shall so supply to the Manager a copy of all material contracts and financial obligations it may incur thereafter together with payment authorization.

5.                                    Representative Capacity.  The Manager is an independent contractor. The Manager shall be responsible to the Partnership only for the faithful and diligent performance of its obligations under this Agreement, and shall not be liable to the Partnership for errors of commission or omission in the exercise of its business judgment so long as it acts in good faith, and engages in no gross negligence, willful misconduct or fraud.  In addition, the Manager shall not be liable for unforeseen circumstances, failure of the Casino to achieve budgets or any other unforeseen or unanticipated circumstance or event. Nothing herein shall constitute or be construed to be or create a partnership or joint venture between the Partnership and the Manager, or be construed to create a lease by the Partnership to the Manager of the Casino. All debts and liabilities to third persons incurred by the Manager pursuant to and in accordance with the terms of this Agreement (including without limitation, Section 6.4) shall be the debts and liabilities of the Partnership, to be paid only from the Casino’s Working Capital Account or other funds and the Manager shall not be personally liable for any such obligations by reason of its management, supervision and direction of the operation of the Casino if incurred pursuant to this Agreement, the Basic Agreement or the Partnership Agreement.

6.                                    Operating Expenses and Contracts.

6.1                              The Partnership Bears Expenses; the Partnership Executes All Material Contracts.  In performing its duties hereunder, the Manager shall act solely in the name and for the account of the Partnership. All expenses incurred by the Manager in performing its duties hereunder, to the extent provided in the then current Annual Budget or otherwise properly incurred under this Agreement, shall be borne exclusively by the Partnership

(except as they shall be borne by Rainbow pursuant to Section 1 and as otherwise provided for in this Agreement). To the extent the funds necessary therefor are not generated by the operation of the Casino, they shall be supplied by the Partnership to the Manager.  Notwithstanding any other provision of this Agreement, the Basic Agreement or the other Implementing Agreements, without limiting any of the Manager’s or United’s other rights hereunder or adding to any of the Manager’s other liabilities or obligations hereunder, explicitly or implicitly, in no event shall the Manager or United or any of United’s affiliates be responsible for any failure in performance of the Casino, in any respect, if sufficient funds therefor shall not be available.

6.2                              Advances.  The Manager and/or United shall in no event be required to advance any of its own funds for the operation of the Casino, nor to incur any liability in connection therewith.  If the Manager elects (but it shall not be obligated to) at any time to advance any funds for payment of operating expenses subject to this Agreement, it shall do so upon prior consultation with the Partnership and subject to prior written approval of the General Partner upon terms for reimbursement.  The Partnership shall promptly reimburse the Manager for any such advance promptly in accordance with the terms agreed by it with the Manager prior thereto.

6.3                              Purchasing.  The Manager is authorized by the Partnership to purchase replacement F/F/E, textiles, goods, and other items in accordance with this Agreement through or from affiliates, subsidiaries or divisions of the Manager; provided, however, that the price and terms shall not be less favorable to the Partnership than the Manager could have obtained in the public marketplace for similar products and/or services of the same quality and quantity from independent third parties. Any purchases of services in excess of $50,000 shall be subject to the prior approval of the General Partner.

6.4                              Contracts.  Notwithstanding any other provision of this Agreement, the Manager shall not be and shall not purport to be authorized to enter into any contractual undertaking binding upon the Partnership in aggregate obligation or liability for payment in excess of $50,000 in any transaction or related series of transactions except by written agreement signed or countersigned by the Partnership prior to its taking effect. Any contract which the Manager may so enter into without signature by the Partnership may be executed only by the COO.  The Manager shall have no authority to enter into contracts under this Agreement prior to the Completion Date.

7.                                    Working Capital Account; Payments and Distributions.

7.1                              Initial Deposit.  At least 90 days prior to the expected Completion Date, Rainbow shall provide the Manager with sufficient working capital for the uninterrupted and efficient completion of preparations for and commencement of operation of the Casino, consistent with the Pre-Opening Budget and the first Annual Budget on a timely basis as expenditures thereunder are reasonably required for due payment. As used herein, “working capital” includes funds for the maintenance of adequate cash balances and house banks, and to finance receivables, payrolls, inventories and such other expenditures as shall be deemed necessary or appropriate by the Manager and as provided for in the Pre-Opening Budget and the first Annual Budget.

7.2                              Deposits; Payments and Distributions.  All funds to be made available to the Manager by Rainbow prior to the Completion Date and by the Partnership after the Completion Date for the operation of the Casino and all funds derived from the operation of the Casino shall be deposited and invested in federally-insured accounts of a type and with financial institutions selected by the General Partner (collectively, the “Working Capital Account”).  The Working Capital Account shall be under the control of the Manager, subject to the Manager’s obligation of accounting to the Partnership as and when required herein. All monies received from the operation of the Casino, and any and all expenses paid by the Manager on account of the operation of the Casino, shall be deposited into and disbursed from such account. The Manager may pay creditors of the Partnership such amounts as may be necessary from time to time to pay and discharge debts of the Partnership so as to prevent the attachment, creation or imposition of any lien, claim, security interest or encumbrance on the Casino, the Working Capital Account or any other interest created by this Agreement; provided, that if the General Partner shall deliver to the Manager a written notice that the Partnership is disputing any such obligation, the Manager shall not make any such payment until so directed by the General Partner or a court of competent jurisdiction.  Checks or other instruments of withdrawal shall be signed only by authorized representatives of the Manager, or by the resident general manager of the Casino or by authorized representatives of the Partnership. The COO shall establish such other dual signature requirements as he deems appropriate from time to time. Notwithstanding any other term of this Agreement (a) any check (or checks in substantially the same payment occasion or use) in an amount in excess of $50,000 shall be mandatorily co-signed by the Chairman or President of the General Partner and (b) any check representing payment (i) to HFS, or its subsidiary pursuant to its loan and investment in respect of the Casino or (ii) of any fee of the Manager under this Agreement, and any reimbursement of expenses of the Manager in excess of

$3,000 per month in aggregate, shall be mandatorily co-signed by the Chairman or President of the General Partner.

Upon the payment on a current monthly basis of all due operating costs of the Casino, all due payments to HFS and all due payments to the Manager under this Agreement and the Basic Agreement, the Manager and the General Partner shall mutually approve retention of funds reasonably estimated to suffice for the next month of future scheduled obligations and reasonably estimated non-scheduled obligations in such period based upon the then current Annual Budget. After retaining the provision for the total reserve thereby resulting, by checks signed solely by the General Partner a distribution then shall be made of the balance otherwise remaining in the Working Capital Account (irrespective of the source of any such funds) respectively to each of the General Partner and the Limited Partner on the basis of sharing then in effect pursuant to the Basic Agreement and the Partnership Agreement of the Partnership (such sharing on the date hereof being on the basis of 55% to the General Partner and 45% to the Limited Partner). All such monthly distributions shall be made no later than the 21st day following the conclusion of each month and shall be accompanied by the Monthly Statement (as defined in Section 8.1) and a detailed listing of all computations of payments due in respect of such month to the Manager, United, HFS, and the Partnership and its partners, respectively.

7.3                              Exclusive Use.  The Working Capital Account shall be used exclusively in connection with the operation of the Casino and the performance of the terms and conditions of this Agreement, and the Manager shall at all times segregate all monies, receipts, accounts and records pertaining to the operation of the Casino and shall not commingle such items with any other business or activities of the Manager. The Working Capital Account shall be maintained by an institutional depository selected by the General Partner, which shall at all times have signatory powers thereto in addition to a duly authorized representative of the Manager (who shall be the only authorized signatories of the Manager), the resident general manager of the Casino and certain designated employees of the Partnership.

8.                                    Books, Records and Statements.

8.1                              System of Accounts.  The Manager shall keep books of account and other records reflecting the results of operation of the Casino on an accrual basis, all in accordance with generally accepted accounting principles consistently applied (“GAAP”), and as applied within the gaming casino industry. The books of account and all other records relating to or reflecting the operation of the Casino shall be maintained on the premises of the Casino at all times and shall be available to the

Partnership and its representatives at all times, for examination, audit, inspection and transcription (at the Partnership’s expense). Upon termination of this Agreement for any reason, the Partnership shall be permitted to utilize the computer hardware and software located at the Casino for such a period of time as is reasonable necessary to transfer all data records relating to the operation of the Casino, subject to the requirements of any software license under which the Manager utilizes any such software.  In such event, the Manager may furnish hard copy printouts of such accounting records or generally used storage media containing such records together with instruction on access thereto. The Manager may retain a copy of any accounting records for the Casino after termination of this Agreement.

8.2                              Monthly and Annual Statement.  The Manager shall prepare and deliver to the Partnership, within 20 days after the end of each calendar month, financial statements (the “Monthly Statement”) including (a) a profit and loss statement showing the results of operations of the Casino for such preceding calendar month and for the portion of the fiscal year ended on the last day of such preceding calendar month, (b) a balance sheet, (c) a statement of Cash Flow and EBITDAR, (d) an itemized statement of sources and uses of capital during such month (including without limitation payment of and provision for taxes and franchise fees), (e) a narrative discussion and analysis of the Casino’s monthly and year to date attendance, win, marketing, competitive experience, regulatory interactions and performance against projections in the Annual Budget, (f) a summary of pending or threatened litigation, (g) a summary of employee relations, and (h) such other matters as the Partnership may reasonably request within the scope of this Agreement. The Monthly Statement shall also set forth computation of all payments due in respect of such month to (i) the Manager pursuant to this Agreement and the Basic Agreement, (ii) to HFS in respect of its financing of the Casino and (iii) to the Partnership and its partners respectively as a distribution after establishment of the operating reserve provided for in Section 7.2. Within 90 days after the end of each fiscal year, the Manager shall furnish the Partnership with a financial statement for the preceding fiscal year containing a statement for such year for each of the preceding categories of information on an annualized basis and comparing it to the comparable data for the preceding fiscal year (the “Annual Statement”). All such annual financial statements shall be accompanied by a report thereon of an independent accounting firm of national standing selected by the General Partner, the fees of which shall be included in the operating expenses of the Casino and paid by the General Partner (not the Manager) from the Working Capital Account on behalf of the Partnership. Any disputes as to the contents of any Monthly Statement or Annual Statement shall be referred for determination to an independent accounting firm having no direct or indirect business with either the General Partner or the Manager for its recommended determination, which shall become final and binding automatically unless either party files litigation over the matter within 30 days after receipt of such recommended determination in final written form.

9.                                    Manager’s Fees and Payments to the Partnership.

9.1                              Pre-Opening Services Fee.  In consideration of the Manager’s or its affiliates’ agreement to perform the above-described services prior to the Completion Date, Rainbow shall reimburse to the Manager from time to time against its itemized invoicing the Manager’s reasonable and actual out-of-pocket costs and expenses incurred in connection with its authorized pre-opening services under this Agreement, including pro rata salaries and expenses for the Manager’s officers and employees and consultants utilized in performing such services.

9.2                              Base and Incentive Fees.  From and after the Completion Date, the Partnership shall pay to the Manager for its services provided under this Agreement the compensation set forth in Section 2 of the Basic Agreement.

9.3                              Additional Fee.  Notwithstanding any other provision of this Agreement, the Basic Agreement or the other Implementing Agreements, on the date which is three years after the date hereof, or, in the event that this Agreement is terminated within three years of the date hereof, for any reason whatsoever (including without limitation, any termination at the option of the Manager), Rainbow will pay to or as directed by the Manager, without reduction, counterclaim or setoff, for any reason or of any kind, on such third year anniversary or such earlier date of termination, as applicable, the amount of $275,000.

10.                              Repairs And Maintenance; Capital Improvements.

10.1                        Routine Items.  The Manager shall from time to time make expenditures (solely from monies available in the Working Capital Account and in accordance with the Annual Budget) for such routine repairs and maintenance as it deems necessary or appropriate to keep the Casino in good operating condition (excluding structural repairs and extraordinary repairs to or replacement of F/F/E) up to a maximum of $50,000 for any transaction in excess of the reserves for such expenditures in the Annual Budget for any fiscal year, it being agreed that the prior consent of the Partnership shall be required for any such expenditure in excess thereof. If any such repairs or maintenance shall be made necessary by any condition against the occurrence of which the Partnership has received the guarantee or warranty of any supplier of labor or materials for the Casino, then the Manager may invoke such guarantees or warranties in the

Partnership’s name and the Partnership will cooperate fully with the Manager in the enforcement thereof.

10.2                        The Partnership’s Improvements.  The Partnership may from time to time at its sole expense, to the extent permitted in the Basic Agreement and the Partnership Agreement, make such alterations, additions or improvements in or to the Casino as the Partnership may so elect (as provided in the Basic Agreement and the Partnership Agreement), and the consent of the Manager shall not be required therefor.  Except as provided for in an approved Annual Budget, the Manager shall not make any material alterations, additions or improvements without the Partnership’s and the Manager’s approval except as required by law or in an emergency.

11.                              Insurance.

11.1                        Coverages.  During the term of this Agreement, the Manager shall use commercially reasonable efforts to provide and maintain, at Rainbow’s sole cost and expense, prior to the Completion Date, and the Partnership’s sole cost and expense, after the Completion Date, insurance of such kinds and amounts as is prudent for the business of casino operations.  The Manager shall use its reasonable efforts to obtain such insurance at competitive rates consistent with local standards and coverages.

11.2                        Insurers.  All insurance shall be in such form and amounts and with such companies as shall be reasonably satisfactory to the Partnership and the Manager and by all interested parties thereunder and shall be purchased at the expense of Rainbow, for coverage prior to the Completion Date, and the Partnership, for coverage after the Completion Date. All policies insuring against damage to the Casino or portions thereof or interruptions of business or the like shall name the Partnership, the Manager and such other parties as may be required by the provisions of any mortgage, lease or other agreement affecting the Casino as the insureds thereunder, as their respective interests may appear. All policies of hazard insurance shall include loss payment clauses in the form required by any mortgage, lease or other agreement affecting the Casino and the Partnership shall advise the Manager of the respective requirements of each such agreement prior to opening of the Casino. All policies of liability insurance shall name the Partnership, the Manager and such other parties required above as the insureds thereunder, and shall contain riders and endorsements adequately protecting the interests of the Manager. Certificates of all policies of insurance shall be delivered to the Partnership and to all such other parties as the Partnership shall reasonably direct. Deductible items shall be paid from the Working Capital Account, if sufficient, and directly by the Partnership otherwise.

11.3                        Subrogation.  The Manager shall cause (to the extent possible without incurring undue expense) all policies of insurance to provide that the insurer will have no right to subrogation against the Partnership, the Manager or any of its agents or employees or affiliates except for gross negligence or willful misconduct.  The Partnership assumes all risks inconnection with the adequacy of any insurance or self-insurance program, and waives any claim against the Manager for any liability, cost or expense (including without limitation, attorneys’ fees and disbursements) arising out of any uninsured claim, in part or in full, of any nature whatsoever unless the Manager has willfully caused the event(s) giving rise to such claims. All policies of insurance to be procured by the Manager shall permit the foregoing waiver (to the extent possible without incurring undue expense).

11.4                        Construction Period.  As provided in the Basic Agreement, Rainbow shall be solely responsible for obtaining and maintaining appropriate insurance coverage during any period prior to the Completion Date, and such responsibility shall thereafter be that of the Partnership.

12.                              Damage. Destruction and Condemnation.

12.1                        Casualty.  If the Casino or any portion thereof shall be damaged or destroyed at any time or times during the term of this Agreement by fire, casualty or any other cause, the Partnership will, with the proceeds from insurance, subject to the provisions of the HFS Agreement or other mortgage or similar agreement then in effect, use its best efforts to repair, rebuild or replace the same so that after such repairing, rebuilding or replacing, the Casino shall be substantially the same (or better) as prior to such damage or destruction.

12.2                        Full Condemnation.  If the whole of the Casino shall be taken, condemned (or sold in lieu thereof to the condemning authority) in any eminent domain, condemnation, compulsory acquisition or similar proceeding by any competent authority or if such a substantial portion thereof shall be taken or condemned as to make it, in the reasonable mutual judgment of the Manager and the Partnership, unreasonable or imprudent to operate the remaining portion as a casino, then this Agreement shall terminate as of the date of vesting or conveyance of title on such taking or sale and, except as to liabilities or claims which shall have accrued or arisen prior to or on account of such termination, all obligations hereunder shall cease.

12.3                        Partial Condemnation.  If only part of the Casino shall be taken or condemned (or sold in lieu thereof to the condemning authority) and the taking, sale or condemnation of such part does not, in the reasonable mutual judgment of the Manager and the Partnership, make it unreasonable or imprudent to operate the remaining portion as a casino, then this Agreement shall not terminate, and the Partnership shall, at its own cost and expense and with due diligence, make all such alterations or modifications to the Casino, or any part thereof, as shall be reasonably necessary so as to make the remainder a satisfactory architectural unit for a casino.

13.                              Events of Termination.

13.1                        Events of Termination.  It is understood and agreed that the Manager is a diversified company not engaged full-time as manager of the Casino and that the interests of the Partnership require that the Casino be planned, staffed and operated on a basis of management consistent with prudent standards of casino management in the industry at all times. Among other causes of breach and justified termination shall be the breach, inability or failure of the COO to dedicate adequate personal participation in the formative and early operative states of the Casino to satisfy its need for effective and prudent and competitive senior planning, coordinating, and operating expertise in the reasonable opinion of the Partnership. Any material breach of such obligation shall constitute an Event of Termination if such material breach, on written notice of such breach giving particulars of such breach to the COO, remains unremedied for a period of 30 days. Each of the following events additionally shall constitute an Event of Termination under this Agreement:

(1)                              (i) the failure of either party to pay when due and for a period of 30 days after written notice of nonpayment is received, any amount payable to the other and provided for herein, or (ii) any material breach by the Manager of its obligations in respect of maintenance of and payments from the Working Capital Account for a period of 30 days after written notice of such failure;

(2)                              the Partnership or the Manager shall fail to remedy fully any other material breach of its obligations under this Agreement within 60 days (or such longer time as the other party may in writing allow) after receipt of written notice from the other party specifying one or more breaches of this Agreement;

(3)                              the Partnership shall lose possession or the right to possession of all or a significant part of the Casino except pursuant to a proper disposition under Section 12.2 or a sale pursuant to the Basic Agreement;

(4)                              the Partnership or the Manager, as the case may be, generally fails to pay its debts, for a period of 90 days, as they fall due;

(5)                              the Manager or the Partnership shall have applicable gaming licenses under the State of Mississippi revoked or suspended; or

(6)                              United Gaining, Inc. or its affiliate shall no longer have the right to designate the COO pursuant to Section 2 of the Basic Agreement.

13.2                        Bankruptcy.  This Agreement shall terminate without notice (solely at the option of the non-bankrupt party) if any involuntary proceeding in bankruptcy is filed against either party which is not dismissed within 90 days of filing, any voluntary proceeding in bankruptcy is filed by either party, either party is dissolved or liquidated, a receiver is appointed for either party or the Casino, or either party makes any assignment for the benefit of creditors.

13.3                        Effect of Termination Event.  (a) Upon any Event of Termination or occurrence described in Section 13.2, this Agreement shall terminate (at the option of the non-bankrupt or non-insolvent party or party which has not committed the Event of Termination, as applicable), and except as to liabilities or claims which shall have accrued or arisen prior to or on account of such termination, all obligations hereunder shall cease upon an Event of Termination, except liabilities resulting from such Event of Termination.  In any judicial proceeding in which the validity of termination is at issue, neither party will be limited to the reasons set forth in any notice given under this Section.

(b)  In no event shall a termination of this Agreement affect the rights and benefits of the Limited Partner as a limited partner of the Partnership or United’a rights under the Basic Agreement.  In no event shall the Manager or any of its affiliates be liable for damages as a result of any Event of Termination except in the case of its willful misconduct.

13.4                        Post-Termination Procedures.  Upon valid termination of this Agreement by either party, the Manager shall turn over to the Partnership all books and records of the Casino. The Partnership, Rainbow and the Manager shall fully and reasonably cooperate with each other in connection with all matters relating to the Casino which occurred prior to such termination. The Manager shall (i) surrender to the Partnership any and all licenses, permits and/or other authorizations or property required for the operation of the Casino and terminate any of the foregoing registered in the name of the Manager in accordance with the directions of the Partnership and with applicable governmental laws, regulations, orders or other provisions, (ii) deliver to the Partnership any and all equipment, supplies, keys, lock and safe combinations, reservation lists, ledgers, bank statements on the Working Capital Account, budgets, accounting books and records, Casino-only insurance policies, bonds and other documents, correspondence, records and other properties required for the operation of the Casino and/or required to be developed, maintained or kept by the Manager pursuant to the terms and provisions of this Agreement; provided, that all such books, records and other documentation shall thereafter be made available to the Manager upon its request, at all reasonable times for inspection, audit, examination and transcription of particulars relating to the period in which the Manager managed the Casino, and (iii) following payment to the Manager of all amounts due to the Manager hereunder, deliver to the Partnership all cash on hand at the Casino and at the option of the Partnership either deliver to the Partnership checks for the balance in the Working Capital Account or join in the execution of appropriate instruments which eliminate all of the Manager’s personnel as signatories on such accounts.

13.5                        Rights Cumulative.  The rights granted under this Section shall not be in substitution for, but shall be, except as otherwise provided in this Agreement, in addition to any and all rights and remedies granted by applicable law.

14.                              Notices.  Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or electronically or mailed by certified or registered prepaid mail, return receipt requested, or by reputable overnight delivery service, addressed, if to:

If to the Partnership:

Rainbow Casino Partnership, L.P.
c/o Barrett Refining Corporation
P.O. Box 820058
Old Highway 61 South
Vicksburg, Mississippi 39182-0058
Telephone: (601) 638-4973
Telecopy: (601) 638-1405
Attention: Mr. John A. Barrett, Jr.

And

The Rainbow Casino Corporation
55 East 59th Street
Suite 1300
New York, New York 10022
Attention: Mr. Leigh Seippel, President
Telephone: (212) 838-3401
Telecopy: (212) 371-8098

with a copy to:

Daniel H. Hise, Esq.
Butler, Snow, O’Mara, Stevens & Cannada
Deposit Guaranty Plaza
Jackson, Mississippi 39925
Telephone: (601) 948-5711
Telecopier: (601) 949-4555

If to the Manager:

Mississippi Ventures, Inc.
c/o United Gaming, Inc.
4380 Boulder Highway
Las Vegas, Nevada 89121
Attention: General Counsel
Telephone: (702) 435-4200
Telecopy: (702) 454-0478

with a copy to:

Paul K. Johnson, Esq.
Phelps Dunbar
Suite 500
200 South Lamar Street
Jackson, Mississippi 39225
Telephone: (601) 360-97715
Telecopier: (601) 360-9777

or to such other addresses as the Manager and the Partnership shall designate in the manner herein provided, and shall be deemed to have been given on the day delivered or, if mailed, three days after it shall have been mailed, as aforesaid, in any regularly maintained government post office or branch post office.

15.                              Indemnifications.

15.1                        Standard of Performance.  The Manager shall not, in the performance of this Agreement, be liable to the Partnership or to any other person or entity as a result of any act or omission, negligent, tortious or otherwise, of any agent or employee of the Partnership or any such act or omission of the Manager, its agents or employees, unless such act or omission of the Manager constitutes gross negligence, willful misconduct or fraud and the damages resulting therefrom are not covered by insurance. The Manager agrees to indemnify and hold the Partnership harmless from all liability, loss, damages, costs, claims or other expenses, including without limitation, reasonable attorney’s fees and disbursements, arising out of the Manager’s gross negligence, willful misconduct or fraud in the performance of its duties under this Agreement. The foregoing indemnification shall not extend to liability, loss, damages, costs, claims, or other expenses arising out of the Partnership’s or any of its agent’s or independent contractor’s negligence or willful misconduct.

15.2                        The Partnership’s Indemnification.  The Partnership and Rainbow shall indemnify and hold harmless the Manager and its affiliated against any losses, liabilities, damages or claims (including without limitation, reasonable attorneys’ fees and disbursements) against the Manager arising out of (i) any gross negligence, willful misconduct or fraud of the Partnership; or (ii) any breach of any representation or warranty of the Partnership herein contained; (iii) any gross negligence, willful misconduct or fraud in the design, construction, engineering, equipping and repair and renovation of the Casino by the Partnership, its agents or independent contractors; or (iv) any other cause whatsoever relating to the Casino or the Manager’s duties hereunder, in each case, except as provided in the following sentence. The foregoing indemnification shall not extend to liability, loss, damages, costs, claims or other expenses arising out of the Manager’s or any of its agent’s o rindependent contractor’s gross negligence, willful misconduct, or fraud.

15.3                        Survival.  Notwithstanding any other provision of this Agreement, the Basic Agreement or any Implementing Agreement, this Section 15 shall survive the expiration or other termination of this Agreement.

16.                              Miscellaneous.

16.1                        Additional Documentation.  The Partnership, Rainbow and the Manager shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding and enforceable as between them and as against third parties.

16.2                        Headings.  The headings of the titles to the several sections of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.

16.3                        Amendments.  This Agreement may not be changed, modified or terminated, nor may any provisions hereof be waived, except by a writing signed by the party to be charged with any such change, modification, termination or waiver. The waiver of any of the terms and conditions of this Agreement on any occasion or occasions shall not be deemed a waiver of such terms and conditions on a future occasion.

16.4                        Assignment and Successors.  This Agreement may be assigned by the Manager to United or any subsidiary of United. Other than as set forth above, this Agreement shall not be assigned by either party without the consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Partnership, Rainbow and the Manager and their respective successors and/or permitted assigns.

16.5                        Entire Agreement.  This Agreement and the other agreements executed in connection herewith constitute the entire Agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written,

16.6                     No Reliance.  The Partnership and Rainbow herebyrepresent that, in entering into this Agreement, the Partnership and Rainbow nave not relied on any projection of earnings, statements as to possibility of future success or other similar matters which may have been prepared by the Manager as to the cost or the future financial success of the Casino.

16.7                        Governing Law.  This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the internal laws of the State of Mississippi, without regard to principles of conflict of laws.

16.8                        Invalidity.  In the event that any one or more of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by the final and unappealable order, decree or judgment of any court, this Agreement shall be construed as if such phrases, sentences, clauses or paragraphs had not been included herein; provided. that the economic basis of this Agreement is not thereby altered.

16.9                        Restrictive Covenant.  The Manager shall not manage any other casino site within 50 miles of the Casino without the consent of the Partnership.

IN WITNESS WHEREOF, the Manager, Rainbow and the Partnership have duly executed this Agreement as of the day and year first above written.

RAINBOW CASINO PARTNERSHIP L.P.

By:	Rainbow/Casino Corporation, its general partner

	By:	/s/ Leigh Seippel
Leigh Seippel
President

THE RAINBOW CASINO CORPORATION

By:	/s/ Leigh Seippel
Leigh Seippel
President

MISSISSIPPI VENTURES, INC.

By:	/s/ Shannon L. Bybee
Shannon L. Bybee
President